Exhibit 10.6

Amendment to the Terms and Conditions for

Worldwide Acceptance of the American Express Card by Airlines

This Amendment (“Amendment”), effective as of June 15, 2015 (the “Amendment Effective Date”) by and among Virgin America Inc. (“Carrier”, “you”, or “your”) and American Express Travel Related Services Company, Inc. (“Amex”, “us”, “our” or “we”), amends the Terms and Conditions for Worldwide Acceptance of the American Express Card by Airlines dated September 1, 2006 (together with all amendments, supplements and addenda thereto, the “Agreement”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Amendment or the Agreement, as applicable.

W T N E S S E T H:

WHEREAS, Carrier and Amex wish to further amend Section 9 of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, Amex and Carrier agree as follows:

1. The following definitions shall be added to Section 9 of the Agreement:

“Affiliate” means any entity that controls, is controlled by, or is under common control with a party or any of its Subsidiaries and includes for the avoidance of doubt any Subsidiary of a party. As used in this definition, control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract, or otherwise. The direct or indirect ownership of more than fifty percent (50%) of (i) the voting securities or (ii) an interest in the assets, profits, or earnings of an Entity shall be deemed to constitute “control” of the Entity.

“Capital Expenditures” shall mean, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures on a Consolidated statement of cash flows of Carrier for such period (including the amount of assets under capital leases).

“Cash Equivalents” shall mean short-term, highly liquid investments that are readily convertible to known amounts of cash and which (i) are subject to an insignificant risk of changes in value, and (ii) have a short maturity of three months or less from the date of acquisition. Equity investments are excluded from the definition of “Cash Equivalents”.

“EBITDAR” shall mean operating income excluding non-recurring items, earnings before interest, taxes, depreciation, amortization and Lease Expense in respect of aircraft and engines only.

“EBITDA Margin” shall mean earnings before interest, taxes, depreciation and amortization as a percentage of revenues.

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“Entity” means a corporation, partnership, trust, association, or any other legally recognized entity or organization.

“Fixed Coverage Ratio” shall mean the LTM EBITDAR divided by the sum of the following, determined in accordance with GAAP:

(i)	LTM aircraft rent; and

(ii)	LTM net interest expense.

“Lease Expense” shall mean for any period, the amount of (i) all payment obligations of Carrier and its Subsidiaries under agreements for the lease, hire or use of any real or personal property (including, without limitation, aircraft), whether treated as operating leases or capital leases, minus (ii) sublease income.

“Liquidity” means, the aggregate amount of Cash, Cash Equivalents and short-term investments classified on Carrier’s consolidated financial statements in accordance with GAAP plus any undrawn lines of credit; provided, however, that Liquidity shall not include any amounts classified as Restricted Cash on Carrier’s consolidated balance sheet (except for any amounts held by Amex in a Reserve).

“LTM” shall mean, as of any determination date, the twelve (12) consecutive fiscal months ending on the most recently completed full month for which financial statements prepared in accordance with GAAP are available.

“Operating Expenses” shall mean expenses related to the principal revenue-producing activities of the entity and other activities that are not investing or financing activities.

“Restricted Cash” shall mean Cash, the use of which, in whole or in part, is restricted for specific purposes bound by virtue of contracted agreements.”

2. The second sentence of subsection 9.A.(1) shall be deleted in its entirety and replaced with the word “Reserved.”

3. The following provisions are hereby added as a new subsection 9.A.(7):

“(7) Financial Reporting Obligations. To permit Amex to accurately assess its risk under the Agreement, Carrier shall provide to Amex the following information (collectively, the “Reporting Obligations”) and furnish Amex on a quarterly basis a compliance certificate in the form attached as Annex 1. For avoidance of doubt, Carrier shall be deemed to have satisfied its Reporting Obligations (i) by furnishing Amex such quarterly compliance certificate; and (ii) by filing its Quarterly Report on Form 10-Q and Annual Report on Form 10-K with the Securities and Exchange Commission:

(i) Within forty (40) days following the end of each calendar quarter (provided that this information will be furnished within seventy-five (75) days after December 31st of each year) during the term, an income statement and cash flow statements for the immediately preceding quarter, and a balance sheet as of the last day of the

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immediately preceding quarter, with accompanying footnotes. The financial statements shall include details on:

1.	Current Liquidity and Fixed Coverage Ratio required to be disclosed in the quarterly financial statements in accordance with GAAP;

2.	Debt payment commitments over the next twelve (12) months based on the disclosure of short-term debt on the Carrier’s balance sheet;

3.	Fuel hedging activity disclosures required to be disclosed in accordance with GAAP in the quarterly financial statements; and

4.	Forward-looking information related to aircraft and non-aircraft Capital Expenditures as required to be reported in the footnotes to the financial statements in accordance with GAAP.

(ii) Carrier’s operating (traffic) data, to include: ASMs, RPMs, passenger numbers, fuel consumption (in gallons of jet fuel) and average aircraft stage length; and

(iii) Ticketing Data: Details regarding Charge and Credit transactions equal to the full amount of Charges submitted by Carrier for goods and/or services not yet received by Cardmembers, including:

•	Charges for Future Liability;

•	Charges for Stranded Liability; and

•	Charges for Past Liability for the last twelve (12) months (for Past Liability, Carrier shall furnish Amex an officer’s certificate in the form attached as Annex 2).

For the purposes of satisfying Carrier’s obligations under this subsection 9.A.(7)(iii), the parties agree that the foregoing ticketing data will be obtained by Amex directly from Sabre (except for Past Liability, which Carrier shall supply an officer’s certificate), the Carrier’s ticket booking service.

(iv) Additional Reporting on Occurrence of a Trigger Event. Upon a Trigger Event in addition to the information provided above in subsection 9.A.(7), within five (5) business days, Carrier shall provide to Amex ***** (collectively, the “Trigger Event Reports”).

(v) Reporting in Event of Privatization. In the event that Carrier is privatized during the term of this Agreement, Carrier, or its successor Entity, shall provide Amex with pro forma statements of income, cash flows, and a consolidated balance

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sheet (the “Pro Forma Statements”) within forty (40) days of the close of each fiscal quarter.”

4. The following shall be added to the definition of “Trigger Event” as subsections *****

5. The parties acknowledge that Amex, under the Agreement, is currently holding Thirty Five Million Dollars ($35,000,000) as Reserve in the form of a Letter of Credit with Barclays Bank PCL. Amex agrees that within fifteen (15) days following complete execution of this Amendment, Amex shall release the Letter of Credit to Carrier held as Reserve under the Agreement.

5. Multiple Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

6. Miscellaneous. Unless otherwise defined or modified by this Amendment, all capitalized terms shall be given the meaning ascribed to them in the Agreement. This Amendment shall be governed by and construed under the laws of the State of New York excluding its conflicts of laws rules. Provisions contained in this Amendment shall prevail in case of conflict over the terms of the Agreement.

[Signatures appear on next page]

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

Virgin America Inc.		American Express Travel Related Services Company, Inc.

By:	/s/ Peter D. Hunt	By:	/s/ Curtis L. Wilson

Name:	Peter D. Hunt	Name:	Curtis L. Wilson

Title:	SVP & Chief Financial Officer	Title:	Vice Pres. & Gr. Mgr

Date:	6/15/15	Date:	6/16/15

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Annex 1

FINANCIAL COVENANT CERTIFICATE

This Financial Covenant Certificate is being submitted pursuant to the Agreement. The undersigned, Virgin America Inc., hereby certifies that, to the best of his/her knowledge after reasonable investigation as of the date of this Certificate the following are true and correct and were compiled from the books and records of Virgin America Inc. in accordance with the terms of the Agreement. Defined terms used herein are defined in the Terms and Conditions for Worldwide Acceptance dated September 1, 2006, as amended.

1.	Liquidity as of [insert date for quarter end] was $[insert amount];

2.	Liquidity as of [insert date for quarter end] was x% of LTM Operating Expenses.

3.	Our EBITDA Margin for the most recent twelve (12) months ending [insert date] was [insert number]%;

4.	Our Fixed Coverage Ratio is [insert amount]; and

5.	No other Trigger Event has occurred [and is continuing except]:

[Describe Trigger Event(s) here]

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Dated:

Virgin America Inc.

By:

Its:

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Annex 2

OFFICER’S CERTIFICATE

I, the undersigned, Chief Financial Officer of VIRGIN AMERICA INC. (the “Company”), a company organized and existing under the laws of Delaware, DO HEREBY CERTIFY that:

1.	This Certificate is furnished in accordance with subsection 7.(iii) of the Agreement.

2.	The Company sells non-refundable and refundable airlines tickets.

3.	As of December 31, 201 , the percentage of refundable airline ticket sales received through American Express Cards for travel dates prior to December 31, 201 and that had not been used or applied to travel represented approximately % of total American Express Cards airline ticket sales during the period of January 1, 201 through December 21, 201 .

IN WITNESS WHEREOF, I have hereunto set my hand this              day of             , 201    .

By:

Name:

Title:	Chief Financial Officer

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.